Exhibit 99.1

VERTEX ENERGY, INC. ANNOUNCES PRIVATE PLACEMENT OF SERIES B1 CONVERTIBLE PREFERRED STOCK AND WARRANTS

HOUSTON, TX – May 10, 2016 – Vertex Energy, Inc., (“Vertex Energy” or “the Company”) (NASDAQ: VTNR), today announced that it has entered into a definitive Purchase Agreement pursuant to which the Company will issue and sell in a private placement to accredited investors, approximately 12.4 million units, at a price of $1.56 per unit, consisting of (i) Series B1 Convertible Preferred Stock in an aggregate principal amount of $19.3 million (the “Series B1 Preferred Stock”), and (ii) warrants for the purchase of 3.1 million shares of the Company’s common stock (the “Warrants”).

A total of $18.6 million of the securities sold in the offering came from investors who participated in the Company’s prior June 2015 offering of Series B Preferred Stock and warrants. Approximately 60% of the funds received from such investors will be used to immediately repurchase such investors’ Series B Preferred Stock. As a result, a total of $11.2 million of the proceeds from the current placement will be used to repurchase and retire approximately 3.6 million shares of Series B Preferred Stock, leaving net proceeds of $8.1 million, before deducting placement agents’ fees and estimated offering expenses. From these net proceeds, the Company has agreed to pay its scheduled second quarter loan amortization of $800,000 upon the closing of the offering (instead of June 30, 2016) and the remaining proceeds will be used for working capital purposes and potential acquisitions. The Company also entered into an amendment to its senior loan documents in connection with the offering, which provides for its senior lender to waive certain financial covenants and required leverage ratios until March 31, 2017, in the event the offering closes and the Company pays its second quarter amortization payment within one day of closing the offering.

The Series B1 Preferred Stock will accrue dividends at a rate of 6% per annum (increasing to 9% per annum in the event certain adjusted EBITDA targets are not met by the Company after closing) and will be convertible into shares of common stock at a conversion price of $1.56 per share. The Series B1 Preferred Stock matures on June 24, 2020 which corresponds to the maturity date of the Series B Preferred Stock. The Warrants will have a term of five and a half years, are non-exercisable until 185 days post-closing, and have an exercise price of $1.53 per share. In connection with the transaction, the holders of the Series B Preferred Stock are required to amend its terms to make its liquidation preference rank equally with the Series B1 Preferred Stock’s liquidation preference, and the holder of the Company’s Series C Convertible Preferred Stock has agreed to make its liquidation preference subordinate to the liquidation preference of the Series B1 Preferred Stock.

The Company is required to file a registration statement with the SEC for the common stock underlying the Series B1 Preferred Stock and the Warrants within 30 days after closing the transaction. The transaction includes closing conditions and other terms typical of a transaction of this type, the full description of which can be reviewed in documents attached to the Company’s Current Report on Form 8-K concurrently being filed with the SEC. The placement is expected to close on or before May 13, 2016, subject to customary closing conditions.

The Series B1 Preferred Stock and Warrants were offered and sold in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. The Series B1 Preferred Stock, the Warrants and the common stock issuable upon conversion of the Series B1 Preferred Stock and the exercise of the Warrants have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

Craig-Hallum Capital Group LLC is acting as exclusive placement agent for the transaction.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor will there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

ABOUT VERTEX ENERGY, INC.

Vertex Energy, Inc. (VTNR) is a leading environmental services company that recycles industrial waste streams and off-specification commercial chemical products. Its primary focus is recycling used motor oil and other petroleum by-product streams. Vertex Energy purchases these streams from an established network of local and regional collectors and generators. Vertex Energy also manages the transport, storage and delivery of the aggregated feedstock and product streams to end users, and manages the re-refining of a portion of its aggregated petroleum streams in order to sell them as higher-value end products. Vertex Energy sells its aggregated petroleum streams as feedstock to other re-refineries and fuel blenders or as replacement fuel for use in industrial burners. The re-refining of used motor oil that Vertex Energy manages takes place at its facilities in Houston (TX), Marrero (LA) and Columbus (OH). Based in Houston, Texas, Vertex Energy also has offices in Chicago and Georgia. More information on Vertex Energy can be found at www.vertexenergy.com.

Forward Looking Statements

This press release may contain forward-looking statements, including information about management’s view of Vertex Energy’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words “believes,” “expects,” “intends,” “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, including those relating to the offering, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of Vertex Energy, its divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Vertex Energy files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Vertex Energy’s future results. The forward-looking statements included in this press release are made only as of the date hereof.

Vertex Energy cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Vertex Energy undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by Vertex Energy.

Contact:

Vertex Energy, Inc.

Marlon Nurse, DM

Senior VP – Investor Relations

212-564-4700